Exhibit 99.1

Press Release

PartnerRe Ltd. Updates its Estimate of Claims from Hurricane Ike

PEMBROKE, Bermuda, Dec 01, 2008 (BUSINESS WIRE) -- PartnerRe Ltd. (NYSE:PRE) (the Company) today increased its estimate of claims from Hurricane Ike by $115 million to a total estimate of approximately $305 million, pre-tax and after reinstatement premiums.

PartnerRe's third quarter 2008 results included claims from Ike of $190 million, pre-tax and net of reinstatement premiums. The increase is the result of new information from clients reflecting larger losses than initial notifications. The increases are primarily concentrated in the Marine line in the Global (non-U.S.) Specialty sub-segment, and per risk treaties in the U.S. sub-segment, with a more modest increase in the Catastrophe sub-segment.

PartnerRe President and CEO Patrick Thiele said, "We believe Ike is ultimately the third most costly insured hurricane in history. It has proved to be more destructive to offshore energy installations and had a much larger and more damaging footprint on land than was originally estimated. We expect the impact of this increase on fourth quarter results to be partially mitigated by the higher level of catastrophe-exposed premiums that we typically earn in the second half of the year."

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company, through its wholly owned subsidiaries, also offers alternative risk products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multiline and other lines, life/annuity and health, and alternative risk products. For the year ended December 31, 2007, total revenues were $4.2 billion. At September 30, 2008, total assets were $16.3 billion, total capital was $5.0 billion and total shareholders' equity was $4.1 billion.

PartnerRe on the Internet: www.partnerre.com

PartnerRe Ltd.
Investor:
Robin Sidders, 441-292-0888
or
Media:
Celia Powell, 441-292-0888
or
Sard Verbinnen & Co.
Drew Brown/Jane Simmons
212-687-8080